EXHIBIT TO ITEM 77C


At a Special Meeting of Shareholders of Tweedy, Browne Fund, Inc. (the "Company") held on January 14, 2016, shareholders of the Company voted to elect nine members of the Board of Directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

The results of the voting are as follows:


Name
For
Withheld

Paul F. Balser
315,772,810.920
8,433,478.322

Bruce A. Beal
315,630,514.031
8,575,755.211

William H. Browne
216,385,597.274
107,820,691.968

Robert C. Elliott
316,294,934.710
7,911,354.532

Jack E. Fockler
316,373,955.755
7,832,333.487

John C. Hover II
315,910,027.988
8,296,261.254

Richard B. Salomon
316,195,182.254
8,011,106.988

Thomas H. Shrager
216,531,653.776
107,674,635.466

Robert Q. Wyckoff, Jr.
206,577,169.044
117,629,120.198